Trans World Entertainment Corporation Q3 2013 Results Earnings Call	Exhibit 99.2

Executives

Bob Higgins - Chairman and CEO

John Anderson - Chief Financial Officer

Analysts

William Myers - Miller Asset

Trans World Entertainment Corporation Q3 2013 Results Earnings Call November 21, 2013 10:00 AM ET

Operator

Good day, ladies and gentlemen. And welcome to the Trans World Entertainment Third Quarter 2013 Results Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session with instructions to be given at that time. (Operator Instructions)

As a reminder, this conference is being recorded. I’d now like to turn the conference over to your host for today, Mr. Bob Higgins, Chairman and CEO. Sir, you may begin.

Bob Higgins - Chairman and CEO

Thank you. Good morning, everyone. Thank you for joining us as we discuss our third quarter and year-to-date results. On the call with me today is John Anderson, our Chief Financial Officer.

For the third quarter, our net loss was $3.3 million as compared to a net loss of $2.2 million in the third quarter of last year. Year-to-date, our net loss is $4.3 million, compared to a net loss of $1.3 million during the same period in 2012. For the third quarter, our comp sales were down 3.7%. Total sales for the quarter decreased 13% to $79.8 million, compared to $91.8 million last year.

Now I will touch on our sales performance by category for the quarter. Video comp sales were down 3%. The decrease was driven by softness in DVD sales as Blu-ray continued to perform well. Video represented 46% of our business, compared to 45% last year.

Music comp sales declined 7%. The Music category represented 30% of our business for the quarter, compared to 31% last year.

Trend comp sales increased 11%. We continue to take advantage of opportunities to strengthen our selection of entertainment related merchandize. Trend sales represented 12% of our business for the quarter, compared to 10% last year.

Electronic comp sales decreased 16%. The declined in Electronics is due to increase competition in headphones. We are now in the process of rolling out enhancements to our assortment and customer shopping experience, which we expect will improve our results during the holiday season. Electronic sales represented 8% of our business for the quarter, compared to 10% last year.

Video Games comp sales were up 7% for the quarter. Video Game sales were driven by the release of Grand Theft Auto during the quarter. Game sales represented 4% of our business for the quarter the same levels last year.

John will now take you through the financial highlights for the quarter. John?

John Anderson - Chief Financial Officer

Thanks Bob. Good morning. As Bob mentioned, our net loss for the quarter was $3.3 million or $0.10 per diluted share, as compared to last year’s net loss of $2.2 million or $0.07 per diluted share. Year-to-date, the net loss of $4.3 million compared to a net loss of $1.3 million last year.

EBITDA for the quarter was a loss of $1.8 million, compared to a loss of $680,000 last year. Year-to-date, EBITDA was $26,000 compared to $3.4 million last year.

Our gross margin rate for the quarter increased 60 basis points from last year to 38.5% of sales, driven by improved margin rates in our video and music categories.

Trans World Entertainment Corporation Q3 2013 Results Earnings Call	Exhibit 99.2

SG&A expenses were $32.5 million, a reduction of 8.2% from last year’s third quarter. The decrease in SG&A expenses was driven by the reduction in store count. SG&A expenses as a percent of sales was 40.8%, compared to 38.6% for the same period last year. Net interest expense was $481,000 in the quarter versus $513,000 last year.

We ended the quarter with 360 stores and 2.1 million square feet in operation, versus last year’s 376 stores and 2.3 million square feet. We finished the quarter with the $175 million in inventory, 2% below last year’s $178 million. On a per square foot basis, inventory was $82 compared to $77 last year.

We ended the quarter with $86 million in cash, compared to $60 million last year. During the 13 weeks ended November 2, 2013, the company repurchased 302,000 shares of common stock at an average price of $4.57 per share for an aggregate purchase price of approximately $1.4 million, leaving approximately $20.6 million available for purchase under the program.

Now, I’ll turn it back over to Bob.

Bob Higgins - Chairman and CEO

Thanks John. We’ve been disappointed in our results, needless to say. Despite the challenging results there were several highlights for the quarter, we continue to deliver strong comp sales in our Trend category.

We continue to improve gross margin rates in the majority of our merchandise categories through disciplined price management. We opened five stores during the third quarter, year-to-date, we’ve opened 14 stores.

As John mentioned, we ended the quarter with cash of $86 million and the company continues to repurchase shares under the stock repurchase program established by the Board of Directors. Given the competitive changes occurring in our industry, the company is establishing strategic initiatives to combat industry issues due to technology changes and capitalize on just in purchasing preferences by consumers within the broader entertainment industry.

The overall goal of the plan is to transform the merchandising mix and shopping experience, both in our stores and online by adding new entertainment related products to compliment our core product lines and appeal to a broader customer base.

Our brand promises to make the latest and greatest entertainment accessible to people in an easy, fun environment, which will support the expansion of our store base while improving profitability in our existing stores.

As part of developing the plan, we will be evaluating the resources and investments required to test and implement initiatives to transform our stores, and provide our customers with a new and improved shopping experience that will drive increased sales and profits.

As we move forward with the plan, we will share further details on future calls. I’d like to thank you for your time today and hope everyone has a safe and happy holiday season. But before that I’d just like to open up the call now to any questions that anybody might have.

Question-and-Answer Session

Operator

(Operator Instructions) And we have a question from the line of William Myers of Miller Asset. Your line is open. Please go ahead.

William Myers - Miller Asset

Thank you for taking our questions. Could you — have you any indication of — what are your feelings about how the holiday season is shaping up at this point?

Bob Higgins - Chairman and CEO

It’s really too early to tell without even, Thanksgiving weekend and so it’s really hard to tell. If we look at our monthly sales, October was the best of the three months but that doesn’t tell you anything. So it’s really too hard to tell and we are going to have a fair number of — the majority of our stores will actually be open [on Thanksgiving]. We are not sure exactly what time yet, but

Trans World Entertainment Corporation Q3 2013 Results Earnings Call	Exhibit 99.2

they will be open before 12 0’ Clock that’s for sure. And depending on the mall and what they are doing. We expect to capitalize on that.

William Myers - Miller Asset

Okay. And the new stores, which seem to be in time for the holiday season, any comments on — your thoughts on how they are — how you are seeing opening new stores, the competition at this point?

Bob Higgins - Chairman and CEO

No, it’s pretty much what we expect and I think, like with any new stores you will have one that does better than others and some that won’t do as well. But in general, I think it’s — we have got it well under control.

William Myers - Miller Asset

Okay. And just finally leases on stores, are they trending back up at this point or down, or I know that would only be a long-term effect, but how is that environment?

Bob Higgins - Chairman and CEO

Well, the environment out there is still — it is people want our category and they see a value to our category and so we are able to — not that it’s easy, but we are able to work with the developer that works something out, that works for him or works for us. So we are still doing, what I would call the right thing in the lease area.

William Myers - Miller Asset

Okay. That sounds good and that’s all from me.

Bob Higgins - Chairman and CEO

Okay. Thank you.

Operator

Thank you. (Operator instructions) And I’m showing no additional question in the queue.

Bob Higgins - Chairman and CEO

Okay. Well, like I said earlier I would like to wish everybody a safe and happy holiday season. And we look forward to talking you about our quarter-end and annual results on March 6th of 2014. Thank you very much and thank you, operator.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the program and you may all disconnect. Have a great rest of your day.